As filed with the Securities and Exchange Commission on March 25, 2009

Registration No. 333-143809

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM SB-2

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AVERION INTERNATIONAL CORP.

(Name of small business issuer as specified in its charter)

Delaware	8731	20-4354185
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

225 Turnpike Rd.
Southborough, MA 01772
(508) 597-6000
(Address and telephone number of principal executive offices and principal place of business)

Dr. Markus H. Weissbach
Chief Executive Officer
Averion International Corp.
225 Turnpike Rd.
Southborough, MA 01772
(508) 597-6000
(Name, address and telephone number of agent for service)

Copy to:

Adam C. Lenain, Esq.
Foley & Lardner LLP
402 W. Broadway, Suite 2100
San Diego, CA 92101
(619) 234-6655

Approximate date of commencement of proposed sale to the public: No longer applicable because the shares are being removed from registration.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

This post-effective amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c), may determine.

DEREGISTRATION OF SECURITIES

We filed a registration statement on Form SB-2 (File No. 333-143809) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) on June 15, 2007, registering thirty million six hundred twenty three thousand nine hundred ninety five (30,623,995) shares of our common stock, par value $0.001 per share (the “Shares”), to be sold, from time to time, by the selling stockholders named therein.  The SEC declared our Registration Statement effective on July 20, 2007.

In accordance with the undertaking contained in Part II, Item 28 of the Registration Statement pursuant to Item 512(a)(3) of Regulation S-B, we are filing this post-effective amendment (“Post-Effective Amendment No. 1”) to remove from registration all of the Shares which remain unsold under the Registration Statement as of the date hereof.

We are deregistering these Shares because our obligation to maintain the effectiveness of the Registration Statement with respect to such Shares has expired.  Accordingly, we are filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all of the Shares covered by the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, in the Town of Southborough, Commonwealth of Massachusetts, on this 25th day of March, 2009.

AVERION INTERNATIONAL CORP.

By:	/s/ Dr. Markus H. Weissbach
Name: Dr. Markus H. Weissbach
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 25, 2009:

Signature	Title	Date

/s/ Dr. Markus H. Weissbach	Chief Executive Officer (principal executive officer)	March 25, 2009
Dr. Dr. Markus H. Weissbach

/s/ Lawrence R. Hoffman	Chief Financial Officer (principal financial and accounting officer)	March 25, 2009
Lawrence R. Hoffman

/s/ Dr. Philip T. Lavin	Executive Chairman and Director	March 25, 2009
Dr. Philip T. Lavin

/s/ Michael Falk	Chairman and Director	March 25, 2009
Michael Falk

/s/ Cecilio M. Rodriguez	Director	March 25, 2009
Cecilio M. Rodriguez

/s/ Robert D. Tucker	Director	March 25, 2009
Robert D. Tucker

/s/ Alastair McEwan	Director	March 25, 2009
Alastair McEwan

/s/ James Powers	Director	March 25, 2009
James Powers